UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2020

INARI MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39293	45-2902923
( State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Parker, Suite 100 Irvine, California, 92618
(Address of principal executive offices)

(877) 923-4747

(Registrant’s telephone number, include area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	NARI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 7, 2020, Inari Medical, Inc. (the “Company”) entered into a lease agreement (the “New Lease”) with Oak Canyon Creek LLC (the “Landlord”) for the lease of approximately 120,604 square feet of rentable area of the building located at 6001 Oak Canyon, Suite 100, Irvine, California 92618 (the “Premises”). The New Lease commences on the earlier of (a) 30 weeks following the City of Irvine’s final approval of the Spectrum 7 zone change and (b) the date the Company commences its regular business activities within the Premises (such date, the “Commencement Date”). The Company expects to use the Premises as its new corporate headquarters and for research and development, production, assembly, manufacturing, distribution, training and other related activities.

The term of the New Lease (the “Term”) is 120 months, plus such additional days as may be required to cause the New Lease to expire on the final day of a calendar month. The New Lease provides for annual base rent of approximately $1.5 million in the first year of the Term, which increases on a yearly basis up to approximately $2.8 million for the final year of the Term. The Company will also be responsible for the payment of additional rent to cover the Company’s share of the annual operating expenses and property taxes of the building. Pursuant to the New Lease, the Company delivered a letter of credit to the Landlord in the amount of $1.5 million.

In the event of a default of certain of the Company’s obligations under the New Lease, the Landlord has the right to terminate the New Lease and recover damages as provided by the New Lease and by law.

The Company will be entitled to a one-time improvement allowance of approximately $4.1 million for costs related to the design and construction of Company improvements to the Premises. In addition, the Company shall have the right to extend the lease for two extension periods of 60 months each, subject to certain limitations and conditions.

The foregoing description of the New Lease is qualified in its entirety by reference to the New Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Item 1.02. Termination of a Material Definitive Agreement.

On October 7, 2020, the Company and Bake Technology Park LLC (the “Former Landlord”) entered into a lease termination agreement (the “Termination Agreement”) to terminate that certain lease, by and between the Company and Former Landlord, dated March 6, 2019 (the “Existing Lease”). The Termination Agreement provides that the Existing Lease will terminate 90 days following the Commencement Date of the New Lease, with an option for the Company to extend the Existing Lease for up to three 30 day periods. The Company will not be required to pay the landlord a termination payment or penalty in connection with the early termination of the Existing Lease. Prior to the execution of the Termination Agreement, the Existing Lease had been scheduled to expire in September 2024.

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the Termination Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INARI MEDICAL, INC.

Date: October 13, 2020	By:	/s/ William Hoffman
William Hoffman
President and Chief Executive Officer